                                  EXHIBIT 11.1

                        CKS GROUP, INC. AND SUBSIDIARIES

                        STATEMENT REGARDING COMPUTATION
                              OF EARNINGS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


Pro forma income including charge relating to acquisition of M&S


                                                         THREE MONTHS ENDED
                                                     -------------------------
                                                     MARCH 2,      FEBRUARY 29,
                                                       1997            1996
                                                     -------       -----------
Pro forma net income*                                $   932          $ 1,038
                                                     -------          -------
Weighted average number of common shares
   outstanding                                        14,112           13,194
Number of common stock equivalents as a
  result of stock options outstanding using
  the treasury stock method                              834              637
                                                     -------          -------
Shares used in per share computation                  14,946           13,831
                                                     -------          -------
Net income per share                                 $  0.06          $  0.08
                                                     =======          =======


----------
*Pro forma net income gives effect to the pooling-of-interests business combination between the Company and M&S and includes M&S' historical results of operations, which have been included with the Company's under the pooling of interests method. These results of operations do not include a provision for income taxes because M&S was a general partnership. Pro forma net income and net income per share include a tax provision as if M&S had been a taxable "C" corporation for all periods.


Pro forma income excluding charge relating to acquisition of M&S


                                                    THREE MONTHS ENDED
                                                 -------------------------
                                                 MARCH 2,      FEBRUARY 29,
                                                   1997            1996
Pro forma net income**                           $ 1,927          $ 1,038
                                                 -------          -------
Weighted average number of common
  shares outstanding                              14,112           13,194
Number of common stock equivalents as
  a result of stock options outstanding
  using the treasury stock method                    834              637
                                                 -------          -------
Shares used in per share computation              14,946           13,831
                                                 -------          -------
Pro forma net income per share                   $  0.13          $  0.08
                                                 =======          =======


----------
**Pro forma net income gives effect to the pooling of interests business combination between the Company and M&S. The $1.6 million nonrecurring charge for acquisition-related costs recorded by the Company has been excluded, and a tax provision as if M&S had been a taxable "C" corporation for all periods has been included.